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                                                                      Exhibit 11

                                 HOMESIDE, INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

              (dollar amounts in thousands, except per share data)


PRIMARY AND FULLY DILUTED


   Net earnings applicable to common stock                     $18,133,000
                                                               ===========

   Average shares outstanding                                   43,472,568
   Net effect of dilutive stock options (based
     on the treasury stock method using
     average market price)                                         495,443
                                                               -----------

     Total average shares                                       43,968,011
                                                               ===========

   Per share amount                                            $      0.41
                                                               ===========